Exhibit 4(a)

WAL-MART STORES, INC.

Series Terms Certificate

Pursuant to the Indenture

Relating to Floating Rate Notes Due 2019

Pursuant to Section 3.01 of the Indenture, dated as of July 19, 2005, as amended and supplemented by that certain First Supplemental Indenture, dated as of December 1, 2006, and that certain Second Supplemental Indenture, dated as of December 19, 2014 (as so amended and supplemented, the “Indenture”), made between Wal-Mart Stores, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), Matthew Allen, Vice President—Finance & Assistant Treasurer of the Company (the “Certifying Authorized Officer”), hereby certifies as follows, and Gordon Y. Allison, Vice President, Division General Counsel, Corporate, and Assistant Secretary of the Company, attests to the following certification. Any capitalized term used herein shall have the definition ascribed to that term as set forth in the Indenture unless otherwise defined herein.

A. This certificate is a Series Terms Certificate contemplated by Section 3.01 of the Indenture and is being executed to evidence the establishment and approval of the terms and conditions of a Series that was established pursuant to Section 3.01 of the Indenture by means of a Unanimous Written Consent of the Executive Committee of the Board of Directors of the Company, effective as of October 5, 2017 (the “Series Consent”), which Series is designated as the “Floating Rate Notes Due 2019” (the “2019 FRN Series”) by the Certifying Authorized Officer pursuant to the grant of authority under the terms of the Series Consent.

B. Each of the undersigned has read the Indenture, including the provisions of Sections 1.02 and 3.01 and the definitions relating thereto, and the resolutions adopted in the Series Consent. In the opinion of the undersigned, the undersigned have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not all conditions precedent provided for in the Indenture relating to the creation, establishment and approval of the title, the form and the terms of a Series under the Indenture, and to the authentication and delivery by the Trustee of promissory notes of a Series, have been complied with. In the opinion of the undersigned, (i) all such conditions precedent have been complied with and (ii) there are no Events of Default, or events which, with the passage of time, would become an Event of Default under the Indenture that have occurred and are continuing at the date of this certificate.

C. Pursuant to the Series Consent, the Company is authorized to issue initially promissory notes of the 2019 FRN Series and the other promissory notes of the other series of notes established by the Series Consent having an aggregate principal amount in United States dollars not to exceed $7,000,000,000. A copy of the Series Consent is attached hereto as Annex A. Any promissory notes that the Company issues that are a part of the 2019 FRN Series (the “2019 FRN Notes”) shall be issued in registered book-entry form, shall be substantially in the form attached hereto as Annex B (the “Form of 2019 FRN Note”) and shall initially be represented by a global security. Acting pursuant to authority delegated to the Certifying Authorized Officer pursuant to the Series Consent, the Certifying Authorized Officer has approved and set the aggregate principal amount of the 2019 FRN Notes initially to be issued (the “Initial 2019 FRN Notes”) to be $300,000,000.

D. Pursuant to Section 3.01 of the Indenture, the terms and conditions of the 2019 FRN Series and the 2019 FRN Notes are established and approved to be the following:

1.	Designation:

The Series established by the Series Consent is designated as the “Floating Rate Notes Due 2019”.

2.	Aggregate Principal Amount:

The 2019 FRN Series is not limited as to the aggregate principal amount of all the promissory notes of the 2019 FRN Series that the Company may issue; provided, however, that any additional promissory notes of the 2019 FRN Series that are not fungible with any then outstanding 2019 FRN Notes for United States federal income tax purposes will be issued under CUSIP and ISIN numbers separate from the CUSIP and ISIN numbers of such outstanding 2019 FRN Notes; and provided, further, that no additional 2019 FRN Notes may be issued under the Indenture if an Event of Default has occurred and remains uncured thereunder. The Company is issuing the Initial 2019 FRN Notes in an aggregate original principal amount of $300,000,000.

3.	Maturity:

Final maturity of the 2019 FRN Notes shall be October 9, 2019.

4.	Interest:

a.	Rate

The 2019 FRN Notes shall bear interest at a floating rate per annum equal to the London Interbank Offered Rate (“LIBOR”) for deposits in U.S. dollars having a three-month maturity, as determined as set forth below by the calculation agent (the “Calculation Agent”), which initially will be The Bank of New York Mellon Trust Company, N.A., minus three (3) basis points (i.e., -0.03%) for each Interest Period (as defined below). Interest on the 2019 FRN Notes shall commence accruing from and including October 20, 2017 and shall be computed on the basis of the actual number of days during the relevant Interest Period and of a 360-day year.

2

b.	Interest Rate Determination and Interest Calculation

The Calculation Agent shall compute interest accruing on the 2019 FRN Notes on a daily basis from and including the last interest payment date to which interest has been paid (or from and including the date of issue if no interest has been paid with respect to the 2019 FRN Notes) to but excluding the applicable Interest Payment Date (as defined below) or the maturity date, as the case may be. The Calculation Agent will reset the rate of interest on the 2019 FRN Notes on each Interest Payment Date (each, an “Interest Reset Date”). The interest rate set for the 2019 FRN Notes on a particular Interest Reset Date will remain in effect during the Interest Period commencing on that Interest Reset Date. Each Interest Period will be the period from and including a particular Interest Reset Date to but excluding the next Interest Reset Date or until the maturity date of the 2019 FRN Notes, as the case may be. “Business Day” shall mean any day which is not a day on which banking institutions in the City or New York or the relevant place of payment are authorized or required by law, regulation or executive order to close.

The Calculation Agent will determine the applicable interest rate on the 2019 FRN Notes for the succeeding Interest Period on the Interest Determination Date (as defined below) for that Interest Period, which will be the second London Business Day immediately preceding the applicable Interest Reset Date (each, an “Interest Determination Date”). The interest rate determined on an Interest Determination Date for the 2019 FRN Notes (a) will become effective on and as of the next Interest Reset Date and (b) shall be the rate at which interest is payable on the 2019 FRN Notes for the period from and including the Interest Reset Date on which that interest rate becomes effective to, but excluding, the succeeding Interest Reset Date or maturity, as applicable (each, an “Interest Period”). The initial Interest Determination Date shall be October 18, 2017 for the Interest Period commencing October 20, 2017. “London Business Day” shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The Calculation Agent shall determine the applicable LIBOR rate according to the following provisions:

(i) LIBOR for a particular Interest Period will be the rate for deposits in U.S. dollar having a three-month maturity commencing on the second London Business Day immediately following the Interest Determination Date, which appears on Reuters Page LIBOR01 (as defined

3

below) as of 11:00 A.M., London time, on that Interest Determination Date for U.S. dollars. If, on a particular Interest Determination Date, LIBOR for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediately following the Interest Determination Date does not appear on Reuters Page LIBOR01 at approximately 11:00 A.M., London time, or if Reuters Page LIBOR01 is not available on such date, LIBOR for the Interest Period commencing immediately after such Interest Determination Date will be the rate for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediately following the particular Interest Determination Date that appears on Bloomberg, L.P.’s page “BBAM” at 11:00 a.m., London time, on such Interest Determination Date.

(ii) If the LIBOR rate for deposits in U.S. dollars having a three-month maturity cannot be determined by reference to Reuters Page LIBOR01 or Bloomberg, L.P.’s page “BBAM” on an Interest Determination Date as described above, then the Calculation Agent will determine LIBOR as follows:

(A) the Calculation Agent shall select the principal London offices of four major banks in the London interbank market and request each bank to provide its offered quotation for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediately following the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date. Those quotes will be for deposits in U.S. dollars in a principal amount that is representative of a single transaction in U.S. dollars in the market at that time, but which principal amount shall be no less than $1 million. If at least two of those banks provide a quotation, the Calculation Agent will compute LIBOR as the arithmetic mean of the quotations provided;

(B) if fewer than two of those banks provide a quotation, the Calculation Agent will request from three major banks in New York, New York at approximately 11:00 A.M., New York City time, on the Interest Determination Date, quotations for

4

loans in U.S. dollars having a three-month term to leading European banks, commencing on the second London Business Day immediately following the Interest Determination Date. These quotes will be for loans in a principal amount that is representative of a single transaction in the market at that time, but which principal amount shall be no less than $1 million. The Calculation Agent will compute LIBOR as the arithmetic mean of the quotations provided; and

(C) if none of the banks chosen by the Calculation Agent provides a quotation as discussed above, the rate of interest at which interest accrues on the 2019 FRN Notes will be the interest rate in effect for the 2019 FRN Notes for the then current Interest Period.

All percentages resulting from any calculation of the rate of interest on the 2019 FRN Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 4.526545% (or .04526545) will be rounded upward to 4.52655% (or .0452655)) and all U.S. dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

The term “Reuters Page LIBOR01” refers to the display appearing on Reuters 3000 Xtra (or any successor service) designated as page “LIBOR01” (or any replacement page on that service or equivalent page on any successor service) and the term “BBAM” refers to the display appearing on Bloomberg L.P.’s Bloomberg Professional (or any successor service) designated as page “BBAM” (or any replacement page on that service or equivalent page on any successor service), in each case for the purpose of displaying London interbank offered rates administered by ICE Benchmark Administration Limited (or any other person assuming the responsibility for the administration of those rates).

The interest rate payable on the 2019 FRN Notes shall not be higher than the maximum rate permitted by the laws of the State of New York, as the same may be modified by the federal laws of the United States of America.

5

The Calculation Agent shall promptly notify the Trustee of each determination of the interest rate applicable to the 2019 FRN Notes, and of each Interest Period, the amount of interest expected to accrue for such Interest Period and the Interest Payment Date related to each Interest Period beginning with each Interest Reset Date, as soon as such information becomes available. The Trustee shall make such information available to the holders of the 2019 FRN Notes upon request.

The Calculation Agent determination of any interest rate and its calculation of the amount of interest for any Interest Period will be final and binding in the absence of manifest error.

So long as any 2019 FRN Note shall be outstanding, the Company shall maintain a Calculation Agent as to the 2019 FRN Notes. The Company shall appoint a bank, trust company, investment banking firm or other financial institution to act as the successor calculation agent to The Bank of New York Mellon Trust Company, N.A. or any of its successors in that capacity in the event that:

(i) any acting Calculation Agent is unable or unwilling to act as the calculation agent,

(ii) any acting Calculation Agent fails to establish the floating interest rate for any Interest Period, or

(iii) the Company proposes to remove the Calculation Agent

c.	Payment Dates

Interest shall be payable on the 2019 FRN Notes quarterly in arrears on each January 9, April 9, July 9 and October 9 prior to the maturity of the 2019 FRN Notes and at maturity (each an “Interest Payment Date”) to the person or persons in whose name or names the 2019 FRN Notes are registered at the close of business on the immediately preceding December 26, March 26, June 26 and September 26, respectively. If any Interest Payment Date for the 2019 FRN Notes (other than the maturity date) would otherwise be a day that is not a Business Day, then the Interest Payment Date will be postponed to the next succeeding Business Day, unless that Business Day falls in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day. If the maturity date of the 2019 FRN Notes falls on a day which is not a Business Day, then the Company will make the required payment of principal and interest on the next succeeding Business Day, as if it were made on the date the payment was due. Interest will not accrue on, from or after the stated maturity date as a result of this delayed payment.

6

5.	Currency of Payment:

The principal and interest payable with respect to the 2019 FRN Notes shall be payable in United States dollars.

6.	Payment Places:

All payments of principal of, and interest on, the 2019 FRN Notes shall be made as set forth in Section 5 of the Form of 2019 FRN Note.

7.	Optional Redemption Features:

None.

8.	Special Redemption Features, etc.:

None.

9.	Denominations:

$2,000 and integral multiples of $1,000 in excess thereof for the 2019 FRN Notes.

10.	Principal Repayment:

100% of the principal amount of the 2019 FRN Notes.

11.	Registrar, Paying Agent and Calculation Agent:

The Bank of New York Mellon Trust Company, N.A. shall be the registrar and paying agent for the 2019 FRN Notes and shall be the calculation agent for the 2019 FRN Notes.

12.	Payment of Additional Amounts:

None.

13.	Book-Entry Procedures:

The 2019 FRN Notes shall be initially issued in the form of global notes registered in the name of Cede & Co., as nominee for The Depository Trust Company, and shall be issued in certificated form only in limited circumstances, in each case, as set forth under Sections 11 and 12 of the Form of 2019 FRN Note. The 2019 FRN Notes shall be initially issued in the form of one global note in the principal amount of $300,000,000.

7

14.	Other Terms:

Sections 2, 3, 4, 5, 6, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 of the Form of 2019 FRN Note shall also apply to the 2019 FRN Notes.

The 2019 FRN Notes shall not have any terms or conditions of the type contemplated by clause (ii), (iii), (vi), (vii), (xii), (xiii), (xvi), (xvii), (xix) or (xx) of Section 3.01(j) of the Indenture.

E. The 2019 FRN Notes shall be issued pursuant to and governed by the Indenture. To the extent that the Indenture’s terms apply to the 2019 FRN Notes specifically or apply to the terms of all Securities of all Series established pursuant to and governed by the Indenture, such terms shall apply to the 2019 FRN Notes.

[Signature page follows]

8

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of October 11, 2017.

/s/ Matthew Allen
Matthew Allen
Vice President - Finance & Assistant Treasurer

ATTEST:

/s/ Gordon Y. Allison
Gordon Y. Allison
Vice President, Division General Counsel, Corporate, and Assistant Secretary

[Signature Page to Series Terms Certificate for Floating Rate Notes Due 2019]

ANNEX A

SERIES CONSENT

UNANIMOUS WRITTEN CONSENT TO ACTION

IN LIEU OF A SPECIAL MEETING

OF THE EXECUTIVE COMMITTEE OF

THE BOARD OF DIRECTORS

OF WAL-MART STORES, INC.

The undersigned, being all of the members of the Executive Committee of the Board of Directors (the “Executive Committee”) of Wal-Mart Stores, Inc., a Delaware corporation (the “Company”), do hereby consent to the adoption of the following resolutions in accordance with the provisions of Section 141(f) of the General Corporation Law of Delaware (the “DGCL”) by executing this written consent or, as contemplated by Section 141(f) of the DGCL and the Amended and Restated Bylaws of the Company, by an electronic transmission noting approval hereof (this “Written Consent”):

WHEREAS, the Company has outstanding $1,761,901,000 aggregate principal amount of its 6.500% notes due 2037, $1,250,000,000 aggregate principal amount of its 5.625% notes due 2040, $1,822,430,000 aggregate principal amount of its 6.200% notes due 2038, $2,000,000,000 aggregate principal amount of its 5.625% notes due 2041, $1,250,000,000 aggregate principal amount of its 5.000% notes due 2040, $2,500,000,000 aggregate principal amount of its 5.25% notes due 2035, $750,000,000 aggregate principal amount of its 4.875% notes due 2040, $750,000,000 aggregate principal amount of its 4.750% notes due 2043, $750,000,000 aggregate principal amount of its 5.875% notes due 2027, $500,000,000 aggregate principal amount of its 4.125% notes due 2019, $1,500,000,000 aggregate principal amount of its 3.625% notes due 2020, $1,000,000,000 aggregate principal amount of its 4.00% notes due 2043, and $1,000,000,000 aggregate principal amount of its 4.30% notes due 2044 (collectively, the “Subject Securities”); and

WHEREAS, for the purpose of reducing the Company’s future interest expense, it is in the best interest of the Company and its shareholders for the Company to make a cash tender offer for the Subject Securities, with the total purchase price (excluding accrued interest payable) to be paid for Subject Securities to be purchased in such tender offer not to exceed $8,500,000,000 in the aggregate (the “Tender Offer”); and

WHEREAS, the Company desires to offer and sell promissory notes of up to seven series of its senior, unsecured debt securities to be issued pursuant to the terms of the Indenture, dated as of July 19, 2005, between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Indenture Trustee”), as supplemented by the First Supplemental Indenture, dated as of December 1, 2006, and the Second Supplemental Indenture, dated as of December 19, 2014, each between the Company and the Trustee (the “Indenture”), in an underwritten public offering made in reliance on the Company’s Registration Statement on Form S-3ASR (Registration No. 333-201074) (the “Registration Statement”), with the aggregate principal amount of all of such promissory notes offered, sold and issued not to exceed $7,000,000,000 (the “Maximum Offering Amount”);

Resolutions Relating to the Tender Offer

NOW THEREFORE BE IT RESOLVED, that the Company is hereby authorized to offer to purchase and to purchase for cash in the Tender Offer, on such terms and subject to such conditions as one or more of the Chairman of the Board of Directors, the Chief Executive Officer, any Vice Chairman, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Controller and the Treasurer of the Company (each an “Authorized Officer”) shall determine to be appropriate, Subject Securities for an aggregate purchase price not to exceed $8,500,000,000 (excluding accrued interest and fees); and be it

FURTHER RESOLVED, that the Company is hereby authorized: (i) to engage Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC and any one or more other dealer-managers as shall be designated by an Authorized Officer or Authorized Officers to act as the dealer-managers of the Tender Offer (collectively, the “Dealer-Managers”); (ii) to engage Global Bondholder Services Corporation (“GBSC”) to act as the depositary and information agent for the Tender Offer; and (iii) to negotiate, enter into, execute and deliver, and perform the Company’s obligations under (a) a Dealer-Manager Agreement among the Company and the Dealer-Managers (the “Dealer-Manager Agreement”) and (b) a Depositary and Information Agent Agreement between the Company and GBSC (the “Depositary Agreement”), with the Dealer-Manager Agreement and the Depositary Agreement to have such terms and conditions as are approved by an Authorized Officer, such approval to be evidenced by an Authorized Officer’s execution, for and on behalf of the Company, of the Dealer-Manager Agreement and the Depositary Agreement, respectively; and be it

Resolutions Relating to the Note Offering

FURTHER RESOLVED, that seven series of senior, unsecured promissory notes of the Company shall be, and they hereby are, created, established and authorized for issuance and sale pursuant to the terms of the Indenture (the “Note Series”), the promissory notes of each of such Note Series (as to each Note Series, the “Notes”) shall be denominated in United States dollars, shall have a maturity date established in accordance with these resolutions and the Indenture that shall be no later than last day of the sixth month next following the thirtieth anniversary of the initial issuance of Notes of such Notes Series by the Company, and shall otherwise have such terms and conditions as are established and approved as provided in, or as shall be established in accordance with, these resolutions and the Indenture, it being understood that at this time it is anticipated that Notes of only five of such Note Series will be offered, sold and issued in the offering of Notes approved by these resolutions; and be it

FURTHER RESOLVED, that the Company is hereby authorized to offer and sell in an SEC-registered, underwritten public offering made in reliance on the Registration Statement (the “Offering”) and issue pursuant to the Indenture such Notes of one or more Note Series as an Authorized Officer or Authorized Officers shall approve for sale in the Offering, with the aggregate principal amount of the Notes of each Notes Series sold in the Offering and issued to be determined by an Authorized Officer or Authorized Officers and the aggregate principle amount of the Notes of all Note Series sold in the Offering and issued not to exceed the Maximum Offering Amount; provided that nothing in these resolutions shall restrict or be deemed to restrict the existing authority of the Chief Financial Officer of the Company and the Treasurer of the Company (the “Financial Officers”) to approve the issuance of up to $1,000,000,000 in aggregate principal amount of debt securities of the Company in a single offering and if the Financial Officers approve an issuance of debt securities of the Company pursuant to that authority and designate such debt securities for offer and sale as a part of the Offering (such securities as so designated, the “Additional Debt Securities”), such Additional Debt Securities will constitute and be, for all purposes, Notes of one of the Note Series created, established and authorized for issuance by these resolutions and the Company is hereby authorized to offer and sell the Additional Debt Securities in the Offering, in which event the Maximum Offering Amount shall be increased by an amount equal to the aggregate principal amount of the Additional Debt Securities so authorized by the Financial Officers; and be it

FURTHER RESOLVED, that the Authorized Officers are, and each of them is, hereby authorized, in the name and on behalf of the Company: (i) to establish and to approve the terms and conditions of the Notes of each Note Series, including the maturity date of, and the rate at which interest will accrue on, the Notes of each Note Series; (ii) to determine the aggregate principal amount of the

2

Notes of each Note Series and the aggregate principal amount of the Notes of all Note Series to be offered, sold and issued in the Offering, provided that the aggregate principal amount of the Notes of all Note Series offered, sold and issued in the Offering shall not exceed the Maximum Offering Amount; (iii) to determine that no Notes of one or more of the Note Series or all of the Note Series will be offered, issued or sold; (iv) to approve the form, terms and conditions of all the instruments representing the Notes of each of the Note Series, including global promissory notes representing the Notes of each of the Note Series; and (v) to determine and approve the terms on which and conditions subject to which Notes of any Note Series will be offered and sold by the Company to the underwriters and to the public in the Offering, which actions of such Authorized Officer or Authorized Officers will be conclusively evidenced by one or more Authorized Officers’ execution, for and on behalf of the Company, of the Underwriting Agreement (as defined below) and a Series Terms Certificate (as defined in the Indenture) with respect to each Note Series as to which such actions are taken in accordance with Section 3.01 of the Indenture, as applicable; and be it

FURTHER RESOLVED, that the Company is hereby authorized to enter into, execute and deliver, and perform its obligations under, a Pricing Agreement and an Underwriting Agreement (collectively, the “Underwriting Agreement”) among, in each case, the Company and such underwriter or underwriters as shall be determined by an Authorized Officer or Authorized Officers (collectively, the “Underwriters”), which Underwriting Agreement (i) shall provide for the sale by the Company and the purchase by the Underwriters of Notes of each Note Series of which Notes are to be offered and sold by the Company in the Offering having an aggregate principal amount determined by, and (ii) shall contain such terms, including the price to be paid to the Company by the Underwriters for the Notes to be sold and purchased under the Underwriting Agreement, and conditions approved by, an Authorized Officer or Authorized Officers pursuant to the authority delegated to the Authorized Officers above, with each such determination and approval by an Authorized Officer or Authorized Officers to be conclusively evidenced by the execution by an Authorized Officer, for and on behalf of the Company, of the Underwriting Agreement and any other agreements necessary to effectuate the intent of these resolutions; and be it

FURTHER RESOLVED, that the Indenture Trustee shall be, and it hereby is, authorized and directed to authenticate and deliver the instruments, including any global promissory note or global promissory notes, representing Notes of any Note Series to be sold and issued under the Underwriting Agreement to or upon the written order of the Company as provided in the Indenture; and be it

FURTHER RESOLVED, that the Company shall be, and it hereby is, authorized to issue one or more global promissory notes to represent the Notes of each Note Series sold and to be issued in accordance with these resolutions and not issue Notes of the Note Series in definitive form, each of which global promissory notes shall be in such form as the Authorized Officer executing the same shall approve, such approval to be conclusively evidenced by that Authorized Officer’s execution, for and on behalf of the Company, of such global promissory notes, and to permit each such global promissory note to be registered in the name of The Depository Trust Company (“DTC”), a nominee of DTC or such other person as an Authorized Officer or Authorized Officers shall approve, such approval to be conclusively evidenced by an Authorized Officer’s execution, for and on behalf of the Company, of such global promissory notes, and beneficial interests in the global promissory notes representing the Notes of the Note Series sold pursuant to the Underwriting Agreement and issued to be otherwise shown on, and transfers of such beneficial interests effected through, records maintained by DTC and its respective participants; and be it

General

FURTHER RESOLVED, that the Authorized Officers are, and each of them is, hereby authorized, in the name and on behalf of the Company, to execute and deliver the Dealer-Manager Agreement, the Depositary Agreement, the Underwriting Agreement, the Series Term Certificate for each

3

of the Note Series, and an instrument or instruments representing the Notes of each Notes Series being sold pursuant to the Underwriting Agreement, which instruments may be global promissory notes and shall have an aggregate principal amount equal to the aggregate principal amount of the Notes of each Note Series of which Notes are being offered and sold in the Offering as set forth in the Underwriting Agreement; and be it

FURTHER RESOLVED, that the signatures of the Authorized Officers executing any promissory note of either or both of the Note Series, including any global promissory note or global promissory notes representing the Notes of any Note Series, may be the manual or facsimile signatures of the present or any future Authorized Officers and may be imprinted or otherwise reproduced thereon, and any such facsimile signature shall be binding upon the Company, notwithstanding the fact that at the time the instrument or instruments representing the Notes of each Note Series issued and sold in the Offering are authenticated and delivered and disposed of, the person whose facsimile signature appears on any instrument or instruments shall have ceased to be an Authorized Officer; and be it

FURTHER RESOLVED, that, without in any way limiting the authority heretofore granted to any Authorized Officer, the Authorized Officers shall be, and each of them singly is, authorized and empowered to do and perform all such acts and things and to execute and deliver, for and on behalf of the Company, any and all agreements, documents, certificates and instruments and to take any and all such actions as they may deem necessary, desirable or proper in order to carry out the intent and purpose of the foregoing resolutions and for the Company to perform its obligations under or with respect to the Tender Offer, the Dealer-Manager Agreement, the Depositary Agreement, the Underwriting Agreement, the Indenture and the Notes of each Note Series sold under the Underwriting Agreement, and to incur and pay on behalf of the Company all such expenses, obligations and fees in connection therewith as they may deem proper.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the members of the Executive Committee have executed this Written Consent (whether manually or electronically as referenced above) effective as of October 5, 2017.

/s/ James I. Cash, Jr., Ph.D.	/s/ C. Douglas McMillon
James I. Cash, Jr., Ph.D.	C. Douglas McMillon

/s/ Gregory C. Penner	/s/ S. Robson Walton
Gregory C. Penner	S. Robson Walton

ANNEX B

FORM OF 2019 FRN NOTE

[IF A GLOBAL NOTE, INSERT: THIS NOTE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”). UNLESS AND UNTIL THIS NOTE IS EXCHANGED FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

WAL-MART STORES, INC.

FLOATING RATE NOTES DUE 2019

Number A-[ ] $[ ]	CUSIP: 931142 DX8 ISIN No.: US931142DX86

WAL-MART STORES, INC., a corporation duly organized and existing under the laws of the State of Delaware, and any successor corporation pursuant to the Indenture (herein referred to as the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of [                    ] ($[            ])[IF A GLOBAL NOTE, INSERT:, except as otherwise noted on the attached Schedule of Increases or Decreases in Global Note,] on October 9, 2019, and to pay interest, computed on the basis of the actual number of days during the relevant Interest Period (as defined below) and a 360-day year, quarterly in arrears on January 9, April 9, July 9, and October 9 of each year, or if any such day is not a Business Day, on the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such interest payment shall be made on the Business Day immediately preceding such day (each, an “Interest Payment Date”), commencing on January 9, 2018, on said principal sum in like currency, at the rate per annum determined as specified herein from October 20, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note is registered (the “Holder”) at the close of business on the preceding December 26, in the case of an Interest Payment Date of January 9, on the preceding March 26, in the case of an Interest Payment Date of April 9, on the preceding June 26, in the case of an Interest Payment Date of July 9, and on the preceding September 26, in the case of an Interest Payment Date of October 9 (each, a “Record Date”).

Reference is made to the further provisions of this Note set forth on the succeeding sections hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to in Section 1 hereof.

[The signature page of this Note follows.]

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its Chairman of the Board, its Vice Chairman, its President or one of its Vice Presidents and by its Secretary or one of its Assistant Secretaries, each by manual or facsimile signature and under its corporate seal.

WAL-MART STORES, INC.

By:
		Name:	Matthew Allen
		Title:	Vice President - Finance & Assistant Treasurer

[SEAL]	By:
		Name:	Gordon Y. Allison
		Title:	Vice President, Division General Counsel, Corporate, and Assistant Secretary
Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[Signature Page to Floating Rate Note Due 2019]

WAL-MART STORES, INC.

FLOATING RATE NOTES DUE 2019

1. Indenture; Notes. This Note is one of a duly authorized Series of Securities of the Company designated as the “Floating Rate Notes Due 2019” (the “Notes”), initially issued in an aggregate principal amount of $300,000,000 on October 20, 2017. Such Series of Securities has been established pursuant to, and is one of an indefinite number of Series of debt securities of the Company, issued or issuable under and pursuant to, the Indenture, dated as of July 19, 2005, by and between the Company, as Issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of December 1, 2006, and the Second Supplemental Indenture, dated as of December 19, 2014, in each case, by and between the Company, as Issuer, and the Trustee (the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes and of the terms upon which this Note is, and is to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in this Note. To the extent that the terms, conditions and other provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern.

All capitalized terms which are used but not defined in this Note shall have the meanings assigned to them in the Indenture.

The Company may, without the consent of the Holders, create and issue additional Securities ranking equally with the Notes and otherwise identical in all respects (except for the public offering price, initial interest accrual date, initial Interest Payment Date, and the issue date) so that such additional Securities shall be consolidated and form a single Series with the Notes; provided, however, that any additional Securities that are not fungible with any then outstanding Notes for United States federal income tax purposes will be issued under CUSIP and ISIN numbers separate from the CUSIP and ISIN numbers of such outstanding Notes; and provided, further, that no additional Securities of any existing or new Series may be issued under the Indenture if an Event of Default has occurred and remains uncured thereunder.

2. Interest Rate. The rate at which interest shall accrue and be payable on the Notes shall be a floating rate, which for each Interest Period (as defined below) shall be the Three-Month LIBOR Rate (as defined below) determined for that Interest Period minus three (3) basis points (i.e., -0.03%).

The Calculation Agent (as defined below) will reset the rate of interest on the Notes for each Interest Period on the Interest Payment Date at the beginning of such Interest Period (each, an “Interest Reset Date”).

The Calculation Agent shall determine the applicable interest rate on the Notes for the succeeding Interest Period on the second London Business Day immediately preceding the applicable Interest Reset Date (each, an “Interest Determination Date”). The Interest Determination Date for the initial applicable interest rate on the Notes was October 18, 2017.

The interest rate determined on an Interest Determination Date for the Notes (a) shall become effective on and as of the next succeeding Interest Reset Date and (b) shall be the rate at which interest is payable on the Notes for the period from and including the Interest Reset Date on which that interest rate becomes effective to, but excluding, the succeeding Interest Reset Date or maturity, as applicable (each, an “Interest Period”).

The Bank of New York Mellon Trust Company, N.A. has initially been appointed in Section 14 to act as calculation agent (together with its successors in that capacity, the “Calculation Agent”) in connection with the Notes. The Calculation Agent shall serve as the calculation agent hereunder unless and until a successor calculation agent is appointed by the Company. The Company shall appoint a bank, trust company, investment banking firm or other financial institution to act as the successor calculation agent to The Bank of New York Mellon Trust Company, N.A., or any of its successors in that capacity, in the event that: (i) any acting Calculation Agent is unable or unwilling to act as the calculation agent hereunder; (ii) any acting Calculation Agent fails to establish the floating interest rate for any Interest Period; or (iii) the Company proposes to remove the Calculation Agent.

The calculations of the Calculation Agent will, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Notes.

“Business Day” shall mean any day which is not a day on which banking institutions in the City of New York or the relevant place of payment are authorized or required by law, regulation or executive order to close.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Three-Month LIBOR Rate” means, with respect to any Interest Period, the London Interbank Offered Rate (“LIBOR”) for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediately following the Interest Determination Date which appears on Reuters Page LIBOR01 (as defined below) as of 11:00 A.M., London time, on that Interest Determination Date for U.S. dollars. If, on a particular Interest Determination Date, LIBOR for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediate following the Interest Determination Date does not appear on Reuters Page LIBOR01 at approximately 11:00 A.M., London time, or if Reuters Page LIBOR01 is not available on such date, LIBOR for the Interest Period commencing immediately after such Interest Determination Date will be the rate for deposits in U.S. dollar having a three-month maturity commencing on the second London Business Day immediately following the particular Interest Determination Date that appears on Bloomberg, L.P.’s page “BBAM” at 11:00 a.m., London time, on such Interest Determination Date. If the LIBOR rate for deposits in U.S. dollars having a three-month maturity cannot be determined by reference to Reuters Page LIBOR01 or Bloomberg, L.P.’s page “BBAM” on an Interest Determination Date as described above, then the Calculation Agent will determine LIBOR as follows: (A) the Calculation Agent shall select the principal London offices of four major banks in the London interbank market and request each bank to provide its offered quotation for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediately following the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date. Those quotes will be for deposits in U.S. dollars in a principal amount that is representative of a single transaction in U.S. dollars in the market at that time, but which principal amount shall be no less than $1 million. If at least two of those banks provide a quotation, the Calculation Agent will compute LIBOR as, and LIBOR for the relevant Interest Period shall be, the arithmetic mean of the quotations provided; (B) if fewer than two of those banks provide a quotation, the Calculation Agent will request from three major banks in New York, New York at approximately 11:00 A.M., New York City time, on the Interest Determination Date, quotations for loans in U.S. dollars having a three-month term to leading European banks, commencing on the second London Business Day immediately following the Interest Determination Date. These quotes will be for loans in a principal amount that is representative of a single transaction in the market at that time, but which principal amount shall be no less than $1 million. The Calculation Agent will compute LIBOR as, and LIBOR for the relevant Interest Period shall be, the arithmetic mean of the quotations provided; and (C) if none of the banks chosen by the Calculation Agent provides a quotation as discussed above, the rate of interest at which interest accrues on the Notes will be the interest rate in effect for the Notes for the then current Interest Period.

“Reuters Page LIBOR01” means the display appearing on Reuters 3000 Xtra (or any successor service) designated as page “LIBOR01” (or any replacement page on that service or equivalent page on any successor service) and the term “BBAM” refers to the display appearing on Bloomberg L.P.’s Bloomberg Professional (or any successor service) designated as page “BBAM” (or any replacement page on that service or equivalent page on any successor service), in each case for the purpose of displaying London interbank offered rates administered by ICE Benchmark Administration Limited (or any other person assuming the responsibility for the administration of those rates).

The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Period will be final and binding in the absence of manifest error.

The interest rate payable on the Notes shall not be higher than the maximum rate permitted by the laws of the State of New York, as the same may be modified by the federal laws of the United States of America.

The Calculation Agent shall promptly notify the Trustee of each determination of the interest rate applicable to the Notes, and of each Interest Period, the amount of interest expected to accrue for such Interest Period and the Interest Payment Date related to each Interest Period beginning with each Interest Reset Date, as soon as such information becomes available. The Calculation Agent shall make such information available to the Holder of this Note upon request.

Interest payments hereon will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid to but excluding the applicable Interest Payment Date.

Unless otherwise specified herein, all percentages resulting from any calculation of the rate of interest on this Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 4.526545% (or .04526545) will be rounded upward to 4.52655% (or .0452655)), and all U.S. dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

3. Ranking. The Notes shall constitute the senior unsecured debt obligations of the Company and shall rank equally in right of payment among themselves and with all other existing and future senior unsecured debt obligations of the Company.

4. Payment of Overdue Amounts. The Company shall pay interest on overdue principal and overdue installments of interest, if any, from time to time, calculated on the basis of the actual days for which interest is overdue and a year of 360 days, giving effect to the actual payment date for such overdue principal and overdue installments of interest, on demand at the interest rate borne by the Notes to the extent lawful.

5. Place and Method of Payment. The Company shall pay principal of and interest on the Notes at the office or agency of the Paying Agent (as defined in Section 14 hereof) in the Borough of Manhattan, The City of New York; provided, however, that at the option of the Company, the Company may pay interest by check mailed to the person entitled thereto at such person’s address as it appears on the Registry for the Notes.

6. Defeasance of the Notes. Sections 11.02, 11.03 and 11.04 of the Indenture shall apply to the Notes.

7. No Redemption or Sinking Fund. The Notes are not redeemable and are not subject to a sinking fund.

8. Amendment and Modification. Article Nine of the Indenture contains provisions for the amendment or modification of the Indenture and the Notes without the consent of the Holders in certain circumstances and requiring the consent of Holders of not less than a majority in aggregate principal amount of the Notes and Securities of other Series that would be affected in certain other circumstances. However, the Indenture requires the consent of each Holder of the Notes and Securities of other Series that would be affected for certain specified amendments or modifications of the Indenture and the Notes. These provisions of the Indenture, which provide for, among other things, the execution of supplemental indentures, are applicable to the Notes.

9. Event of Default; Acceleration of Maturity; Rescission and Annulment. If an Event of Default with respect to the Notes shall occur and be continuing, then the aggregate principal amount of the Notes of this Series may be declared by either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes of this Series then Outstanding to be, and, in certain cases, may automatically become, immediately due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture provides that, in the event of such an acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of all of the Notes of this Series then Outstanding, voting as a separate class, in accordance with the provisions of, and in the circumstances provided by, the Indenture, may rescind and annul such acceleration and its consequences with respect to all of the Notes.

10. Absolute Obligation. No reference herein to the Indenture and no provisions of the Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the time and in the coin or currency herein prescribed.

11. Form and Denominations; Global Note; Definitive Notes. The Notes are being issued in registered form without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes are initially being issued in the form of one or more global notes (each, a “Global Note”), evidencing all or any portion of the Notes and registered in the name of The Depository Trust Company (the “Depositary”) or its nominee (including their respective successors) as Depositary under the Indenture. The Notes shall be issued in certificated form (each, a “Definitive Note”) only in the following limited circumstances: (1) the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under applicable law, and a successor depositary is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility; (2) the Company delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable for Definitive Notes; or (3) an Event of Default has occurred and is continuing with respect to the Notes, in each such case this Note shall be exchangeable for Definitive Notes in an equal aggregate principal amount. Such Definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee.

12. Registration, Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the Company shall provide for the registration of the Notes and the transfer and exchange of the Notes, whether in global or definitive form. At the option of the Holders, at the offices of the Registrar (as defined in Section 14 hereof), or at any of such other offices or agencies as may be designated and maintained by the Company for such purpose pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any transfer tax or other governmental charges imposed in connection therewith, the Notes may be transferred or exchanged for an equal aggregate principal amount of the Notes of like tenor and of other authorized denominations upon surrender and cancellation of the Notes upon any such transfer.

The Company, the Trustee and any agent of the Company or of the Trustee may deem and treat the Holder as the absolute owner of this Note (whether or not the Notes shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payments hereon, or on account hereof, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such Holder shall, to the extent of the amount or amounts paid, effectually satisfy and discharge liability for moneys payable on this Note.

Notwithstanding the preceding paragraphs of this Section 12, any registration of transfer or exchange of a Global Note shall be subject to the terms of the legend appearing on the initial page thereof.

13. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Company arising under or set forth in the Notes or under the Indenture, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director, as such, being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

14. Appointment of Agents. The Bank of New York Mellon Trust Company, N. A. is hereby appointed (i) the registrar (the “Registrar”) for the purpose of registering the Notes and of effecting transfers and exchanges of the Notes pursuant to the Indenture and this Note; (ii) the Paying Agent pursuant to Section 3.04 of the Indenture (the “Paying Agent”); and (iii) as the calculation agent for the purposes of determining the Three-Month LIBOR Rate for each Interest Period and the amount of interest payable under this Note to the Holder with respect to each Interest Period.

15. Notices. If the Company is required to give notice to the Holders of the Notes pursuant to the terms of the Indenture, then it shall do so by the means and in the manner set forth in Section 1.06 of the Indenture.

16. Separability. In case any provision of the Indenture or the Notes shall, for any reason, be held to be invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions thereof and hereof shall not in any way be affected or impaired thereby.

17. GOVERNING LAW. THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

For the value received, the undersigned hereby assigns and transfers the within Note, and all rights thereunder, to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoints

to transfer this Note on the books of Wal-Mart Stores, Inc. The agent may substitute another to act for it.

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Date:

Signature Guarantee

The signature(s) should be Guaranteed by an Eligible Guarantor Institution pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

*   *   *   *   *

The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common

TEN ENT -	as tenants by the entireties

JT ENT -	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -		Custodian		under the Uniform Gifts to Minors Act
	(Cust)		(Minor)		(State)

Additional abbreviations may also be used although not in the above list.

[IF A GLOBAL NOTE, INSERT: SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made.

Date of Change	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee]